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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                  MESA, INC.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                  [MESA LOGO]




                                                    July 8, 1997



Dear Stockholder:

     At 2:00 p.m. on Thursday, August 7, 1997, MESA will conduct a Special Meeting of stockholders to consider and vote on the proposed merger with Parker & Parsley Petroleum Company announced on April 6, 1997.

     We have heard from a number of stockholders with questions regarding the merger. The following includes a summary of the most frequently asked questions, along with our responses.

     We hope that you find the information to be useful and informative, and ask that you return the enclosed proxy card as soon as possible.


                                        Sincerely,


                                        /s/ JON BRUMLEY
                                        Jon Brumley
                                        Chairman of the Board and
                                        Chief Executive Officer




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                    SELECTED QUESTIONS AND ANSWERS REGARDING
                      MESA'S SPECIAL STOCKHOLDERS' MEETING

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1.   WHY IS MESA MERGING WITH PARKER & PARSLEY?

     MESA believes the merger with Parker & Parsley has a number of benefits for MESA's stockholders, specifically:

     A. Significant growth through increased reserves, production and cash flows contributed by Parker & Parsley along with significant exploitation and exploration opportunities in new core areas.

     B. The merger will be accretive to cash flow per share for MESA's stockholders in 1998.

     C. Debt to book capitalization should decrease from 67% at year-end 1996 to 44% at the time of the merger.

     D.   Other benefits include:

          *    An improved oil and gas reserve mix;

          * Greater business opportunities through increased size and financial strength;

          * A simplified capital structure resulting from the elimination of a majority or all of the Preferred Stock overhang on the Common Stock.

2. WHAT WILL HAPPEN TO THE VALUE OF MY COMMON STOCK INVESTMENT IN MESA BECAUSE OF THE EXCHANGE INTO PIONEER COMMON?

     MESA stockholders will receive one share of Pioneer common stock for each seven shares of MESA common stock. MESA stockholders should expect that one share of Pioneer Common stock will have approximately the same value as seven (7) shares of MESA Common Stock after the merger. An example is as follows:


                                 MESA COMMON             MESA COMMON
                               BEFORE EXCHANGE          AFTER EXCHANGE
           Stock Price             $  6                       $ 42
           # of Shares                7                          1
           Value                   $ 42                       $ 42


3. HOW WILL I RECEIVE STOCK IN THE NEW COMPANY, PIONEER NATURAL RESOURCES COMPANY, FOR MY OWNERSHIP OF MESA STOCK?

     If you hold your MESA Inc. stock with a broker, bank or other financial institution, your shares will be automatically exchanged.

     Holders of common stock certificates will be furnished a Letter of Transmittal after the Special Meeting and will be required to return the completed form with their old MESA certificates to the Exchange Agent in order to receive new Pioneer stock. Book-entry, direct registration accounts will be initially created for all registered holders and statements confirming ownership will be provided. Certificates may be requested at any time by the stockholder.



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4.   HOW WAS THE EXCHANGE RATE DETERMINED?

     The exchange rate for the merger was negotiated between the managements of MESA and Parker & Parsley.

5.   WERE FAIRNESS OPINIONS OBTAINED?

     Independent investment banking firms delivered opinions to MESA that the merger proposal is fair, from a financial point of view, to MESA stockholders. Merrill Lynch delivered the fairness opinion with respect to the common stock and Morgan Stanley delivered the fairness opinion with respect to MESA's Series A Preferred Stock. The opinions of the independent investment bankers are furnished in the joint proxy statement/prospectus.

6.   IS THE MERGER A TAXABLE TRANSACTION?

     The merger is not a taxable transaction, thus no gain or loss will be recognized by the holders of MESA common or preferred stock because of the merger. The tax basis of the Pioneer stock received will equal the tax basis in the MESA common or preferred stock exchanged.

7.   WHAT IS HAPPENING TO MESA'S SERIES A PREFERRED STOCK?

     MESA holders of Series A Preferred Stock will have the option to accept either Pioneer Common stock or Pioneer preferred stock. If holders of more than half of MESA's Series A Preferred Stock vote in favor of the Mergers, then all Preferred holders will receive Pioneer common stock regardless of their individual elections.

     If holders of less than half of Series A Preferred shares vote for the merger, then the Series A Preferred holders who complete and return the election form will receive either (i) 1.25 shares of Pioneer common stock or (ii) one share of Pioneer Series A 8% Cumulative Convertible Preferred Stock for every seven MESA preferred shares held. Holders of MESA Series A Preferred Stock who do not complete and timely return an election form will receive Pioneer Series A Preferred Stock if the holders of a majority of MESA Series A Preferred Stock do not vote in favor of the Mergers.

8.   WHAT IS RICHARD RAINWATER'S ROLE IN THIS TRANSACTION?

     Richard Rainwater and affiliates have agreed to vote in favor of the merger, exchange their preferred shares for Pioneer common stock, and Mr. Rainwater will stay on the Board of Pioneer.


                 MESA'S BOARD OF DIRECTORS URGES STOCKHOLDERS
                           TO VOTE FOR EACH PROPOSAL

(If you have any other questions, or require further assistance, please contact our proxy solicitor, Morrow & Co., Inc., at 1-800-566-9058)